NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

May 31, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

HearUSA, Inc.

Common Stock, $0.10 Par Value

         Commission File Number - 001-11655

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1002(e) of the Company Guide which states that the Exchange will normally consider the suspension of trading in, or removal from listing of, any security when, in the opinion of the Exchange an event shall occur or any other condition shall exist which makes further dealings on the Exchange unwarranted; and

(b)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

2.

The Common Stock (the “Common Stock”) of HearUSA, Inc. (the "Company") does not qualify for continued listing due to the following:

(a)

In a Form 8-K filed with the SEC on May 17, 2011, the Company announced that on May 16, 2011, the Company filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division, seeking reorganization relief under Chapter 11 of the United States Bankruptcy Code.

3.

In reviewing the eligibility of the Company's Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated May 17, 2011, Staff advised the Company of its non-compliance with certain continued listing standards and was subject to removal from listing in accordance with certain of the Exchange's continued listing requirements, as set forth in Part 10 of the Company Guide. In particular, the Company was not in compliance with Sections 1002(e) and 1003(a)(iv) of the Company Guide and was subject to removal from the list (the "Staff Determination").  The Company was further notified that due to the nature and severity of the continued listing deficiencies, it was necessary and appropriate, to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and move to immediately delist the securities from listing and registration on the Exchange.  The Company was further notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel ("Panel") within seven days of the Staff Determination, or by May 24, 2011.

(b)

 The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange's continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com. Further, a copy of this application has been forwarded to Mr. Gino Chouinard, Chief Executive Officer of HearUSA, Inc.

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Amex LLC